UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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COMPUTER PROGRAMS AND SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2009

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2009 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, on Thursday, May 7, 2009 at 9:00 a.m., Central Time. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter.

Also enclosed is the Company’s 2008 Annual Report to Stockholders.

Information about the annual meeting and the various matters on which the stockholders will act is included in the enclosed notice of annual meeting of stockholders and proxy statement. Please carefully consider the enclosed proxy statement and execute and return your proxy card so that the Company may be assured of the presence of a quorum at the annual meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy card will be of great assistance in reducing the expense of subsequent mailings. If you attend the annual meeting, and so elect, you may withdraw your proxy and vote in person.

Sincerely,

David A. Dye

Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 7, 2009

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time, on Thursday, May 7, 2009, at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, for the following purposes:

1.	To elect three Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2012 annual meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2009; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has set March 27, 2009 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including a copy of our 2008 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read the proxy statement and the 2008 Annual Report carefully.

The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

By order of the Board of Directors,

Darrell G. West

Vice President—Finance, Chief Financial

Officer and Secretary

April 6, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 7, 2009: THIS PROXY STATEMENT AND THE ACCOMPANYING 2008 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.cpsinet.com/annualmeeting/.

Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, postage-prepaid envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

PROXY STATEMENT

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 7, 2009

INFORMATION ABOUT THE ANNUAL MEETING

Our 2009 Annual Meeting of Stockholders will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602 on Thursday, May 7, 2009 at 9:00 a.m., Central Time.

Solicitation of Proxies

Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide you under the rules of the Securities and Exchange Commission. This proxy statement is designed to assist you in voting your shares. On or about April 6, 2009, we began mailing this proxy statement and the 2008 Annual Report to all stockholders of record at the close of business on March 27, 2009.

We will bear the cost of the solicitation of proxies. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

Stockholders Entitled to Vote

The Board of Directors has set March 27, 2009 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on March 27, 2009, there were 10,940,161 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the annual meeting.

Proposals to be Considered at the Annual Meeting

At the annual meeting, we will ask you to:

Proposal 1:	Elect three Class I directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2012 annual meeting; and

Proposal 2:	Ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2009.

Information About a Quorum

At the annual meeting, the presence of a majority of the shares of common stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Votes Necessary for Each Proposal to be Approved

Assuming the presence of a quorum, the three Class I director nominees receiving the most votes, whether cast in person or by proxy, will be elected (Proposal 1). Proposal 2 (ratification of auditors) requires for adoption the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of any proposal brought before the annual meeting. Since the election of directors (Proposal 1) is determined by the votes cast at the annual meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of independent registered public accountants (Proposal 2) will have the same effect as voting against the proposal.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not be entitled to vote shares held in “street name” on certain non-routine items absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, are counted for general quorum purposes, but are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Broker non-votes will not be counted for purposes of the election of directors (Proposal 1) and will have no effect on the outcome of the vote for Proposal  2.

Submission of Proxies

Please complete, sign, date and return the proxy card in the enclosed self-addressed, pre-paid envelope so the common stock you own will be voted in accordance with your wishes. If you desire to revoke your proxy, you may do so either by attending the annual meeting in person or by delivering written notice of revocation so that it is received by the Company or its transfer agent, American Stock Transfer & Trust Company, LLC, on or before May 6, 2009. The address for American Stock Transfer & Trust Company is 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Shareholder Services.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Board Structure

Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. We currently have eight directors. Directors in each class are elected for three-year terms. The current term of the Class I directors expires at the 2009 annual meeting. The current Class II directors will serve until the 2010 annual meeting and until their successors have been elected and qualified. The current Class III directors will serve until the 2011 annual meeting and until their successors have been elected and qualified.

Voting of Proxies

The persons named as proxies in the enclosed proxy card, unless a contrary direction is indicated on the enclosed proxy card, intend to vote the shares for which they serve as proxy in favor of the nominees named herein. If any of the nominees should be unable to serve, which the Board of Directors does not anticipate will occur, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to select an additional person as a director.

Unless otherwise specified in the enclosed proxy card, it is intended that votes will be cast for the election of William R. Seifert, II, W. Austin Mulherin, III and John C. Johnson as Class I directors. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.

Information About the Nominees

The Board of Directors has nominated William R. Seifert, II, W. Austin Mulherin, III and John C. Johnson for election as Class I directors to serve a three-year term until the 2012 annual meeting of stockholders and until their successors have been elected and qualified. Below is a description of each of the nominees. Each of these nominees currently serves as a director of the Company. The stock ownership with respect to each nominee for election as a director is set forth in the table entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

William R. Seifert, II, 60, was first elected as a director in February 2002. From 1994 through November 2006, Mr. Seifert served as Executive Vice President of AmSouth Bank. Since the merger of AmSouth Bank and Regions Bank in November 2006, Mr. Seifert has served as Executive Vice President of Regions Bank (a subsidiary of Regions Financial Corporation), and holds the position of South Alabama Chairman of Regions Bank.

W. Austin Mulherin, III, 43, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.

John C. Johnson, 58, has been a director since 2004. Mr. Johnson has worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama since September 2001. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the Business Manager of Saint Ignatius Church. Mr. Johnson is currently a member of the South Alabama Board of Regions Bank, which is a subsidiary of Regions Financial Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CLASS I DIRECTOR NOMINEES.

Information About Our Other Directors

The following is a description of each of our other current directors:

Class II Directors

M. Kenny Muscat, 62, is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Muscat served as CPSI’s Executive Vice President. Mr. Muscat’s son, Michael K. Muscat, Jr., is an executive officer of CPSI.

J. Boyd Douglas, 42, has served as CPSI’s President and Chief Executive Officer since May 2006. He was first elected as a director in March 2002. Mr. Douglas began his career with us in August 1988 as a Financial Software Support Representative. From May 1990 until November 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until June 1999, he held the position of Director of Programming Services. From July 1999 until May 2006, Mr. Douglas served as CPSI’s Executive Vice President and Chief Operating Officer.

Charles P. Huffman, 55, was first elected as a director at the 2004 annual meeting. From August 2007 until his retirement in November 2008, Mr. Huffman served as Executive Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage. From December 2000 to July 2007, Mr. Huffman served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc.

Class III Directors

Ernest F. Ladd, III, 68, was first elected as a director in February 2002. From 1979 until his retirement in 1997, Mr. Ladd was employed by Dravo Corporation, a national producer and marketer of chemical products, serving most recently as its Executive Vice President and Chief Financial Officer since 1988. From April 1984 until April 2006, Mr. Ladd was a director of Regions Bank of Mobile, an operating division of Regions Bank, which is a subsidiary of Regions Financial Corporation. Mr. Ladd currently serves as a senior advisor to Taylor Companies, a private investment bank. Mr. Ladd is chairman of the Audit Committee of the Board of Directors.

David A. Dye, 39, has been a director since March 2002, and he was appointed as Chairman of the Board of Directors in May 2006. Mr. Dye served as CPSI’s President and Chief Executive Officer from July 1999 until May 2006. Mr. Dye began his career with CPSI in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for CPSI in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as CPSI’s Vice President supervising the areas of sales, marketing and information technology. Beginning in July 2006, Mr. Dye became a partner with Bulow Biotech Prosthetics, a company located in Clarksville, Tennessee that operates prosthetic clinics in the Southeastern United States.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has adopted corporate governance guidelines that set forth the fundamental corporate governance principles of the Company in order to demonstrate the Board’s accountability and its desire to achieve superior business results. We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our Chief Executive Officer and senior financial officers) and employees. We have also adopted a separate code of ethics with additional guidelines and responsibilities applicable to our Chief Executive Officer and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Copies of the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.cpsinet.com in the “Investors” section under “Corporate Governance.”

Director Independence

Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has eight members, Nasdaq requires that at least five of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standard sets forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationships exist that would preclude a finding of independence and (ii) that the director has no relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. Members of the audit, compensation and nominating and corporate governance committees must also meet applicable independence tests of Nasdaq and the Securities and Exchange Commission.

At a meeting held on January 26, 2009, the Board of Directors reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. After deliberation, the Board determined that the five non-employee directors listed below are independent, and that all of the members of the audit, compensation and nominating and corporate governance committees also satisfy the independence tests referenced above.

The following table describes the categories or types of transactions, relationships, or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered

Charles P. Huffman	Yes	None

John C. Johnson	Yes	Since August 2005, CPSI has paid fees to a registered broker-dealer for cash management services. Mr. Johnson serves as a director of a bank that is affiliated with the broker-dealer receiving the fees. The annual fees paid by CPSI have been less than 1% of the annual revenues of the broker-dealer.

Ernest F. Ladd, III	Yes	None

W. Austin Mulherin, III	Yes

Mr. Mulherin is a partner in a law firm that performs certain legal services for CPSI. With respect to the most recent three completed fiscal years, total payments by CPSI to the law firm have been less than 1% of the law firm’s annual revenues.

Mr. Mulherin’s brother-in-law, Matt Cole, is employed by CPSI as a sales manager. Mr. Cole is not an officer of CPSI.

William R. Seifert, II	Yes	Since August 2005, CPSI has paid fees to a registered broker-dealer for cash management services. Mr. Seifert serves as an executive officer of a bank that is affiliated with the broker-dealer receiving the fees. The annual fees paid by CPSI have been less than 1% of the annual revenues of the broker-dealer.

Board Structure and Committees

Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years or until his successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. The Board of Directors met four times in 2008.

During 2008, the Company had four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.

Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board. Charters for each of these three committees are available on the Company’s website at www.cpsinet.com in the “Investors” section under “Corporate Governance.”

None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by all committees of the Board of Directors on which he served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our directors attended the 2008 annual meeting of stockholders.

The following describes the functions and sets forth the current membership of each Committee of the Board of Directors. The number of meetings that each Committee held in 2008 is also listed.

Executive Committee

The members of the Executive Committee are David A. Dye, Chairman, J. Boyd Douglas and M. Kenny Muscat. The Executive Committee met one time during 2008.

Between meetings of the Board of Directors and while the Board of Directors is not in session, the Executive Committee has all the powers and can exercise all the duties of the entire Board of Directors relating to the management of the business and affairs of the Company. The Executive Committee, however, is prohibited from taking certain actions, including, but not limited to, approving dividends and filling vacancies on the Board.

Audit Committee

The current members of the Audit Committee are Ernest F. Ladd, III, Chairman, William R. Seifert, II and Charles P. Huffman, all of whom are independent directors as defined under existing Nasdaq listing standards and SEC rules. The Audit Committee met five times during 2008.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for appointing and overseeing the independent auditor of the Company.

The Board of Directors has carefully evaluated the backgrounds of the members of the Audit Committee and has determined that such members qualify as independent under applicable Nasdaq listing standards and SEC rules for Audit Committee membership. Furthermore, in accordance with SEC rules, the Board has determined that Ernest F. Ladd, III and Charles P. Huffman both qualify as an “audit committee financial expert” as defined by the applicable SEC rules. The Report of the Audit Committee appears in this proxy statement at page 24.

Compensation Committee

The current members of the Compensation Committee are William R. Seifert, II, Chairman, W. Austin Mulherin, III and John C. Johnson. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Compensation Committee met two times during 2008.

The Compensation Committee is authorized to approve and recommend to the Board of Directors the compensation to be paid to officers, directors and committee members of the Company. Executive compensation may include, but is not limited to, salary, bonus, stock options, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of the Company. The Compensation Committee Report appears on page 14 of this proxy statement.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are W. Austin Mulherin, III, Chairman, John C. Johnson and Charles P. Huffman. The Board of Directors has determined that each of these members is independent under the Nasdaq director independence standards. The Nominating and Corporate Governance Committee met one time during 2008.

The purpose of the Nominating and Corporate Governance Committee is to (a) identify individuals qualified to become members of the Board and to recommend director nominees to the Board for election by the stockholders, (b) monitor, oversee and evaluate the corporate governance principles applicable to the Company and (c) oversee the evaluation of the Board and management.

Consideration of Director Nominees

Director Qualifications

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the Nasdaq listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Guidelines of Significant Governance Issues (the “Governance Guidelines”) also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the “Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc.,” c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Our Bylaws provide that written notice of a stockholder’s intent to make a nomination at a stockholders meeting must be given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received (1) with respect to any annual meeting, not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of stockholders, (2) if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 60 days before the date of the applicable annual meeting, or (3) with respect to any special stockholders meeting called for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

Each such stockholder’s notice shall set forth:

•	the name and address of such stockholder, as it appears on the Company’s books;

•	a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our stock beneficially owned by such stockholder and the nominee;

•

a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder;

•	the name, age, business address and, if known, residence address of the nominee;

•	the principal occupation or employment of the nominee;

•

any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the nominee to serve as a director if elected.

The chairman of the annual meeting of stockholders shall determine whether or not a nomination was made in accordance with the procedures set forth in our Bylaws. If the chairman determines that a nomination is defective, he will declare to the meeting that such nomination is defective, and the defective nomination will be disregarded.

Stockholder Communications with the Board

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating and Corporate Governance Committee

of Computer Programs and Systems, Inc.

c/o Corporate Secretary

6600 Wall Street

Mobile, Alabama 36695

All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.

Executive Sessions

Executive sessions of the independent directors of the Board are to be held at least two times a year and otherwise as needed. These sessions are chaired by an independent director selected by a majority of the independent directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which establishes the compensation of the executive officers of CPSI, during 2008 was comprised of Messrs. Seifert, Mulherin and Johnson. No member of the Committee is, or was during 2008, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our policy with respect to the compensation of executive officers is linked to our historical method for identifying and selecting executive officers to manage the company. Generally, we have sought to identify and promote talented individuals from within the company to become our executive officers. Specifically, those individuals hired by us who have demonstrated over time the greatest ability to successfully develop, market and manage our products and services, who have developed a comprehensive understanding of our operations and finances from the ground up, and who have exhibited strong management skills, have been promoted by the Board of Directors to the executive officer ranks. We feel that this method of selecting executive officers offers us the best chances of continuing to grow our business and of generating long-term returns for our stockholders. Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success.

Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders and to reward company performance and/or behavior that enhances stockholder returns. The elements of compensation consist of base salary and discretionary cash bonuses and equity awards. The base salaries paid to our executive officers are determined principally by the job responsibilities required by the position and the length of service of the individual in such position and at the company. Additionally, of the five executive officers identified in the Summary Compensation Table on page 15 (who we refer to as our named executives), the base salary of one of them, Victor S. Schneider, consists in part of commissions, which are based on the amount of profit generated by the company from its sales of new software systems, hardware and business management services.

The other elements of executive compensation consist of discretionary awards of cash bonuses and time-based equity grants. We do not have a regular or pre-established plan for making either cash bonuses or equity awards. Instead, they are made on a case-by-case basis at the discretion of the Compensation Committee and the Board. Cash bonuses are paid in circumstances where the Board believes it is appropriate to reward exceptional individual and/or company performance. Stock-based awards are made in order to provide management with an equity interest in the company, which we believe helps to motivate them and align their financial interests with those of our stockholders. We believe that our compensation program has been successful in retaining executive talent, in that all of the current named executives have been employed by the company for at least 19 years, except for Mr. West, who has been employed with the company for more than 6 years.

No Employment and Severance Agreements

Our named executives do not have employment, severance or change-of-control agreements. Our named executives serve at the will of the Board, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the company’s employment and compensation philosophy.

Oversight of Executive Compensation

Our Compensation Committee has oversight of the executive compensation program and normally recommends to the full Board for approval the compensation paid to our executive officers. The Compensation Committee is composed of the following three non-employee members of the Board of Directors: William R. Seifert, II (Chairman), W. Austin Mulherin, III and John C. Johnson. Each of these directors has been determined by the Board of Directors to qualify as independent under applicable Nasdaq director independence standards. The members of the Compensation Committee are appointed on an annual basis by the full Board upon recommendation of the Nominating and Corporate Governance Committee.

The Compensation Committee is governed by the Compensation Committee Charter, a copy of which is available on CPSI’s website at www.cpsinet.com in the “Investors” section under “Corporate Governance.” The Compensation Committee’s primary responsibilities with respect to establishing executive compensation and administering our compensation program, as provided for in the committee’s charter, include the following:

•	Reviewing and making recommendations to the Board regarding the compensation of the executive officers of the company;

•	Reviewing and making recommendations to the Board regarding our policies and procedures pertaining to director compensation;

•	Reviewing and making recommendations to the Board regarding executive compensation and benefit plans and programs; and

•	Overseeing and administering our equity-based plans.

The scope of the Compensation Committee’s authority is limited by the responsibilities that are set forth in the charter. Additionally, in fulfilling its responsibilities, the Compensation Committee is permitted to delegate its authority to one or more of its members. The charter further provides the Compensation Committee with the authority to engage independent compensation consultants and legal advisers when determined by the Committee to be necessary or appropriate in carrying out its duties. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee has never used a compensation consultant.

The Compensation Committee is required on an annual basis to review and reassess the adequacy of its charter and recommend any changes to the full Board. Any revisions to the charter are to be made by the full Board. The Committee last reviewed and assessed the adequacy of its charter on March 17, 2009.

Role of Executive Officers

Our Chief Executive Officer and Chief Operating Officer make recommendations to the Compensation Committee regarding base salaries, bonuses and equity compensation grants for the remainder of our executives. Neither the Chief Executive Officer nor the Chief Operating Officer is involved in determining his own compensation. The Committee has discretion to approve, disapprove or modify recommendations made by these executives, and then provides a recommendation regarding compensation of our executive team to the Board for its approval.

Role of Compensation Consultant

Neither the company nor the Compensation Committee has had any relationship or contractual arrangement with any compensation consultant in determining or recommending the amount or form of senior executive or director compensation. In the future, however, the Compensation Committee may engage or seek the advice of a compensation consultant.

Elements Used to Achieve Compensation Objectives

Base Salaries.    Each named executive’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s length of service in a position and at our company, and also takes into account individual competence. The amount of any future increase in base salary will be considered based on the above mentioned factors and may also take into account the company’s financial performance and the compensation paid by our competitors and/or other comparable-sized companies.

Commissions.    Certain of our executive officers, including one of our current named executives—Victor S. Schneider—are compensated in part through the payment of commissions. The amount of commission-based compensation received by each of them is based directly on the amount of profit generated from the sales of new software systems, hardware and business management services by the company to new and existing customers. The amount of commissions earned by the named executive is included in the Salary column of the Summary Compensation Table on page 15 below.

Bonuses.    Our current bonus policy is to pay cash bonuses only on a case-by-case basis in circumstances where the Board believes it is appropriate to reward exceptional individual and/or company performance. The Compensation Committee reviews and recommends to the Board for approval bonuses paid to executive officers. In October 2008 we paid a discretionary cash bonus to one of our executive officers, J. Boyd Douglas. Mr. Douglas received this discretionary bonus in recognition of his successfully guiding CPSI to positive earnings growth in the first nine months of 2008, particularly in light of the challenging economic and industry environment. We expect to pay cash bonuses to executive officers in the future as part of the company’s overall executive compensation program only as circumstances warrant. Our bonus structure has been, and will continue to be, designed to reward individual and company performance.

Equity Compensation.    We make occasional grants of equity compensation to executive officers in order to provide an incentive for them to maintain their relationship with the company and to align their interests and compensation with the long-term interests of stockholders. However, we have no pre-established program or schedule for making such grants. Instead, grants are made solely on a discretionary basis taking into account our need to incentivize management.

At the time of our initial public offering in May 2002, we awarded non-qualified stock options under our 2002 Stock Option Plan to all of our employees, including all of our then current executive officers. These options vested in May 2007, on the fifth anniversary of the date of grant, for each executive employed by us as of such date. The options expire in May 2009, on the seventh anniversary of the date of grant. The options do not contain any performance-based conditions to vesting. This grant was made to permit all of our employees to participate in the ownership of the company in connection with our becoming a public company. The number of options granted was determined using a formula based on years of service to the company and then current salary. No option grants have been made since the time of our initial public offering in May 2002.

Beginning in 2006, the accounting treatment for stock options changed as a result of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (FAS 123R), making the accounting treatment of stock options less attractive. As a result, we addressed the desirability of granting shares of restricted stock to executive officers and concluded that restricted stock would provide an equally motivating form of incentive compensation. Accordingly, in anticipation of the upcoming change in accounting for stock options, our Board of Directors, upon the Compensation Committee’s recommendation, adopted the 2005 Restricted Stock Plan, which was approved by our stockholders at the 2005 annual meeting.

In 2006 we awarded restricted stock to certain of our executive officers, including all of our then current named executives, under the 2005 Restricted Stock Plan. On January 23, 2008, we awarded restricted stock to Mr. West, who had been appointed as our Chief Financial Officer effective November 1, 2007. These restricted stock grants are “timed-based” awards, meaning that they vest over a period of time and are not subject to the achievement of any performance-based goals. Specifically, one-fifth of the shares vest on January 30 of each year, commencing on January 30 of the year following the date of grant. However, in order to vest, the executive must remain employed by us as an executive on each vesting date. The only circumstances that trigger an acceleration of vesting of an award are the following: a change of control of the company; the death or disability of the executive and; at the discretion of the Compensation Committee, upon the executive’s termination without cause (as defined in the plan). The size of these awards was based on the subjective determination of the Committee, which considered each executive’s importance to and tenure with the company and level of responsibility. The purpose of these awards was to incentivize management to continue employment with the company and to further align their financial interests with those of our stockholders.

Equity Grant Practices

To date, our practice in granting restricted stock has been to determine the dollar amount of equity compensation that we want to provide the executives and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. We determine the fair market value based on the closing price of our stock on the Nasdaq Stock Market on the date of grant. Most of the restricted stock grants made by the company to date have been approved at a meeting of the Compensation Committee held in January. The proximity of the grant date of any award to the date on which we announce earnings is coincidental.

Perquisites and Other Benefits

None of our executive officers receives any perquisites. Our policy is not to provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.

Our executive officers participate in the company’s 401(k) plan on the same terms as all of our employees. We match employee contributions up to $1,000 per employee per year and contribute up to another $1,000 per employee per year depending on the profitability of the company. Senior management, including the named executive officers, also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation of more than $1,000,000 that is paid to certain executives in a given year. To date, no executive officer of the company has ever received compensation exceeding $1,000,000 in a single year. Accordingly, the company believes that compensation paid under compensation plans is generally fully deductible for federal income tax purposes. However, as part of its role, the Committee will review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent that more than $1,000,000 is ever proposed to be paid to executives in the future.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the company began accounting for stock-based compensation, including stock options granted under the 2002 Stock Option Plan and restricted stock granted under the 2005 Restricted Stock Plan, in accordance with the requirements of the FAS 123R.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CPSI’s 2009 proxy statement.

The Compensation Committee:

William R. Seifert, II, Chairman

W. Austin Mulherin, III

John C. Johnson

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each named executive officer’s total compensation in 2008: 64.8% for Mr. Douglas, 74.1% for Mr. West, 70.5% for Mr. Jones, 79.2% for Mr. Schneider, and 78.1% for Mr. Peterson. “Bonus” accounted for approximately 6.5% of Mr. Douglas’s total compensation in 2008. None of the other named executive officers earned bonuses in 2008.

Name and Principal Position	Year	Salary ($)			Bonus ($)	Stock Awards ($)(6)		Option Awards ($)(7)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)		Total ($)
J. Boyd Douglas President, CEO and Director	2008		$500,000		$50,000		$200,000		-0-	-0-	-0-		$22,130		$772,130
	2007		$500,000		-0-		$221,267		$1,746	-0-	-0-		$28,840		$751,853
	2006		$500,000		$150,000		$235,452		$4,192	-0-	-0-		$35,551		$925,195

Darrell G. West(1) Vice President—Finance and CFO	2008 2007	$ $	257,693 155,923		-0- -0-		$64,163 -0-		$-0- 225	-0- -0-	-0- -0-	$ $	25,718 29,829	$ $	347,574 185,977

Michael S. Jones(2) Exec. Vice President and COO	2008 2007	$ $	400,000 400,000		-0- -0-	$ $	150,000 155,147		$-0- 335	-0- -0-	-0- -0-	$ $	17,388 22,517	$ $	567,388 577,999

Victor S. Schneider Senior Vice President—Corporate and Business Development	2008 2007 2006	$ $ $	427,747 416,387 476,504	(3) (4) (5)	-0- -0- -0-	$ $ $	100,000 100,000 92,201	$ $	-0- 1,652 3,965	-0- -0- -0-	-0- -0- -0-	$ $ $	12,066 15,421 18,776	$ $ $	539,813 533,460 591,446

Thomas W. Peterson Senior Vice President—Clinical Software Services	2008		$400,000		-0-		$100,000		-0-	-0-	-0-		$12,066		$512,066
	2007		$400,000		-0-		$100,000		$1,421	-0-	-0-		$15,421		$516,842
	2006		$400,000		-0-		$92,201		$3,411	-0-	-0-		$18,776		$514,388

(1)	Darrell G. West was appointed Vice President-Finance and Chief Financial Officer effective November 1, 2007. Because 2007 was the first year in which Mr. West was considered a named executive officer of CPSI, this table only presents compensation information for Mr. West for 2007 and 2008.
(2)	2007 was the first year in which Michael S. Jones was considered to be a named executive officer of CPSI. Accordingly, this table only presents compensation information for Mr. Jones for 2007 and 2008.
(3)	$177,747 of this amount represents sales commissions earned by Mr. Schneider during 2008.
(4)	$165,257 of this amount represents sales commissions earned by Mr. Schneider during 2007.
(5)	$226,504 of this amount represents sales commissions earned by Mr. Schneider during 2006.
(6)	Represents the compensation costs of restricted stock grants for financial reporting purposes for 2008, 2007 and 2006 under the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (FAS 123R), rather than the amount paid to or realized by the named executive officer. For the assumptions made in determining the FAS 123R values, see Note 6 to the financial statements in our Form 10-K for the year ended December 31, 2008, Note 6 to the financial statements in our Form 10-K for the year ended December 31, 2007 and Note 7 to the financial statements in our Form 10-K for the year ended December 31, 2006. The FAS 123R value as of the grant date for restricted stock is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the FAS 123R amounts will ever be realized. With respect to Mr. Douglas, also includes $51,040 for 2006 and $21,267 for 2007 of deferred compensation expense recognized by the Company in connection with the transfer of shares by one of our directors to Mr. Douglas on May 17, 2002, as described in Note 6 to the financial statements in our Form 10-K for the year ended December 31, 2007 and Note 7 to the financial statements in our Form 10-K for the year ended December 31, 2006.
(7)

Represents the compensation costs of stock options for financial reporting purposes for 2008, 2007 and 2006 under FAS 123R, rather than an amount paid to or realized by the named executive officer. For the assumptions made in determining the FAS 123R values, see

Note 6 to the financial statements in our Form 10-K for the year ended December 31, 2007 and Note 7 to the financial statements in our Form 10-K for the year ended December 31, 2006. All of the outstanding options vested on May 24, 2007, so no compensation cost was recognized by the Company in 2008. The FAS 123R value as of the grant date for options was spread over the number of months of service required for the grant to become non-forfeitable. For retirement eligible grantees, the entire amount was expensed in the year of grant. In addition, ratable amounts expensed for grants that were granted in prior years were included—that is, amounts in respect of the grants made in 2002.

(8)	The following table shows each of the components of the All Other Compensation column for 2008: (i) Company contributions to the 401(k) retirement plan; and (ii) dividends paid on unvested shares of restricted stock under the Company’s 2005 Restricted Stock Plan. The Company does not provide any perquisites to its executive officers.

All Other Compensation—2008

Name of Executive	Company 401(k) Contributions	Dividends on Restricted Stock	Total “All Other Compensation”
J. Boyd Douglas	$2,000	$20,130	$22,130
Darrell G. West	$2,000	$23,718	$25,718
Michael S. Jones	$2,000	$15,388	$17,388
Victor S. Schneider	$2,000	$10,066	$12,066
Thomas W. Peterson	$2,000	$10,066	$12,066

Grants of Plan-Based Awards in 2008

The following table provides information on restricted stock granted to each of our named executive officers in 2008. As set forth in the table, we made an award of restricted stock to one of our named executive officers on January 23, 2008 under our 2005 Restricted Stock Plan. There can be no assurance that the grant date fair value of restricted stock will ever be realized. The amount of restricted stock awards that was expensed by the Company in 2008 is shown in the Summary Compensation Table on page 15.

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Boyd Douglas		—	—	—	—	—	—	—	—	—	—
Darrell G. West	1/23/2008	—	—	—	—	—	—	16,471	—	—	$350,000
Michael S. Jones		—	—	—	—	—	—	—	—	—	—
Victor S. Schneider		—	—	—	—	—	—	—	—	—	—
Thomas W. Peterson		—	—	—	—	—	—	—	—	—	—

(1)	The amount shown in this column reflects the number of shares of restricted stock granted to Mr. West on January 23, 2008 pursuant to the 2005 Restricted Stock Plan. The award vests in five annual installments of 20% each on January 30 of each year, commencing on January 30, 2009. Mr. West is entitled to the receipt of dividends declared on our common stock at the same rate and on the same terms as our other stockholders. The shares automatically vest upon the grantee’s death or disability or upon a change in control of the Company. The shares are forfeited upon a termination of the grantee’s employment with the Company (other than as a result of death or disability, or, at the discretion of the Board of Directors, upon the executive’s termination without cause).
(2)	The amount shown in this column is the grant date fair value of the full award.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows the number of shares of common stock covered by unexercised stock options and unvested restricted stock held by the named executive officers on December 31, 2008.

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Boyd Douglas	-0-	-0-	—	—	—	13,979	$374,637	—	—
Darrell G. West	-0-	-0-	—	—	—	16,471	$441,423	—	—
Michael S. Jones	760	-0-	—	$16.50	5/24/09	10,686	$286,385	—	—
Victor S. Schneider	-0-	-0-	—	—	—	6,990	$187,332	—	—
Thomas W. Peterson	-0-	-0-	—	—	—	6,990	$187,332	—	—

Stock options were granted to all of the named executive officers on May 24, 2002 under the 2002 Stock Option Plan. The options vested as to all of the shares covered by the grant on May 24, 2007, the fifth anniversary of the date of grant, and expire on May 24, 2009, the seventh anniversary of the grant date. Except for Mr. Jones, the named executive officers exercised all of their stock options prior to December 31, 2008.

The shares of unvested restricted stock reflected in the above table were granted under the Company’s 2005 Restricted Stock Plan to Messrs. Douglas, Schneider and Peterson on January 30, 2006, to Mr. Jones on May 17, 2006 and to Mr. West on January 23, 2008. The shares vest in five annual installments of 20% each on January 30 of each year, commencing on January 30 of the year following the date of grant.

Option Exercises and Stock Vested in 2008

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2008. The table also reflects certain information with respect to shares of restricted stock that vested during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Boyd Douglas	—	—	4,660	$97,301
Darrell G. West	—	—	—	—
Michael S. Jones	—	—	3,562	$74,375
Victor S. Schneider	3,741	$41,637	2,330	$48,650
Thomas W. Peterson	—	—	2,330	$48,650

(1)	The amounts in this column reflect the difference between the exercise price of the option and the market price of the Company’s common stock on the date of exercise.
(2)	The amounts in this column reflect the number of shares acquired upon vesting of restricted stock multiplied the market value of the Company’s common stock on the vesting date.

Pension Benefits

The Company does not maintain any plans that provide for payments or other benefits to named executive officers at, following, or in connection with their retirement.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plans that provide for the deferral of compensation to named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

As described in the Compensation Discussion and Analysis, the named executive officers do not have employment, severance or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the named executive officers under CPSI’s 2005 Restricted Stock Plan upon a termination of the executives’ employment or a change-in-control of CPSI on December 31, 2008. However, the actual benefit to a named executive officer under this plan can only be determined at the time of the change-in-control event or such executive’s separation from the Company. Additionally, the benefits described below are in addition to benefits available generally to salaried employees upon a termination of employment, such as distributions under CPSI’s 401(k) plan and disability benefits. None of the executive officers was eligible to receive any compensation under CPSI’s 2002 Stock Option Plan as a result of a termination of the executives’ employment or a change-in-control of CPSI because all of the options had already vested prior to December 31, 2008.

Accelerated Vesting of Restricted Stock Upon a Termination of Employment or a Change in Control

The terms of the restricted stock award agreements with the named executives under the 2005 Restricted Stock Plan provide for an acceleration of vesting of restricted stock upon the death or disability of the executive, or, at the discretion of the Board of Directors, upon the executive’s termination without cause. “Cause” is defined in the 2005 Restricted Stock Plan as any of the following acts by the executive (i) a felony conviction, (ii) the failure to contest prosecution for a felony, or (iii) willful misconduct or dishonesty which is harmful to CPSI’s business or reputation, as determined by the Board. “Disability” is defined as a permanent and total disability under the Company’s long-term disability insurance program.

The award agreements under the 2005 Restricted Stock Plan also provide that all of the shares of restricted stock not previously vested will automatically vest in the event of a change in control of CPSI. A “change in control” generally consists of any one of the following events:

(i)	An acquisition of 50% or more of CPSI’s voting securities, other than an acquisition by:

•	CPSI or any CPSI benefit plan; or

•	any company owned by CPSI stockholders in the same proportions as their ownership of CPSI stock.

(ii)	When, during any two-year period, the members of CPSI’s Board of Directors at the beginning of the period (along with any new director whose election or nomination is approved by at least two-thirds of the directors who either were directors at the beginning of the period or who were so approved) cease to constitute a majority of the Board.

(iii)	CPSI’s stockholders approve a merger or consolidation of CPSI with another corporation, unless the outstanding shares of CPSI stock immediately prior to the transaction continue to represent more than 50% of the combined voting stock of CPSI or its successor immediately following the transaction.

(iv)	CPSI’s stockholders approve a plan of complete liquidation of CPSI or an agreement for the sale of all or substantially all of CPSI’s assets.

Upon the occurrence of any of these events, the Board of Directors is charged with determining the effective date of the change in control for purposes of the plan.

The table below sets forth the intrinsic value of the shares of restricted stock under the 2005 Restricted Stock Plan that would have vested in the event that (i) a change in control of CPSI had occurred on December 31, 2008, or (ii) the employment of each named executive officer had terminated on December 31, 2008 due to the executive’s death, disability or, upon approval by the Board, a termination by CPSI without cause. The intrinsic value is calculated by multiplying the number of shares that would have vested by the fair market value of CPSI’s common stock on December 31, 2008. The fair market value of a share of common stock is assumed to be $26.80, which was the closing price of the stock on December 31, 2008.

Name	Amount that Would Have Been Realized Due to the
Acceleration of Vesting of Restricted Stock in the Event of
a Change in Control of CPSI or
the Executive’s Death, Disability or Termination without Cause(1)
J. Boyd Douglas	$374,637
Darrell G. West	$441,423
Michael S. Jones	$286,385
Victor S. Schneider	$187,332
Thomas W. Peterson	$187,332

(1)	With respect to the termination of a named executive officer without cause, this table assumes that the Board would have exercised its discretion under the 2005 Restricted Stock Plan and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination.

Non-Management Director Compensation for 2008

Each of our non-employee directors, other than members of the Audit Committee, receives an annual cash retainer of $10,000 for service as a director. Each director who is a member of the Audit Committee receives an annual cash retainer of $15,000. Each non-employee director also receives an attendance fee of $2,000 for each regular quarterly meeting of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.

In accordance with its charter, the Compensation Committee has the authority to review and make recommendations to the Board regarding the Company’s policies and procedures pertaining to director compensation. The only increase in director compensation since the Company’s initial public offering in 2002 was an increase in the annual retainer for members of the Audit Committee in January 2004 from $10,000 to $15,000. In approving this increase in the annual retainer, the Board considered the amount of time that members of the Audit Committee were expending in fulfilling their duties to the Company, as well as the additional responsibilities imposed on committee members as a result of changes in corporate governance standards.

The table below summarizes the compensation paid by CPSI to non-employee directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hal. L. Daugherty(2)	$9,000	—	—	—	—	—	$9,000
David A. Dye	$18,000	—	—	—	—	—	$18,000
Charles P. Huffman	$23,000	—	—	—	—	—	$23,000
John C. Johnson	$18,000	—	—	—	—	—	$18,000
Ernest F. Ladd, III	$23,000	—	—	—	—	—	$23,000
John Morrissey(2)	$9,000	—	—	—	—	—	$9,000
W. Austin Mulherin	$18,000	—	—	—	—	—	$18,000
M. Kenny Muscat	$18,000	—	—	—	—	—	$18,000
William R. Seifert, II	$21,000	—	—	—	—	—	$21,000

(1)	J. Boyd Douglas, the Company’s President and Chief Executive Officer, is not included in this table as he is, and at all times during 2008 was, an employee of the Company and thus received no compensation for his service as a director. The compensation received by Mr. Douglas as an employee of the Company is shown in the Summary Compensation Table on page 15.
(2)	Messrs. Daugherty and Morrissey resigned from the Board of Directors effective May 8, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 27, 2009 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 15;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock(1)	% of Shares of Common Stock(2)
Barclays Global Investors, NA(3)	707,744	6.5%
Palisade Capital Management, L.L.C.(4)	679,000	6.2%
Kayne Anderson Rudnick Investment Management, LLC(5)	773,609	7.1%
J. Boyd Douglas(6)	133,953	1.2%
David A. Dye	86,000	*
Charles P. Huffman(7)	1,000	*
John C. Johnson	500	*
Ernest F. Ladd, III	1,700	*
W. Austin Mulherin, III(8)	2,107	*
M. Kenny Muscat	534,367	4.9%
William R. Seifert, II	1,550	*
Darrell G. West(9)	13,357	*
Michael S. Jones(10)	17,810	*
Thomas W. Peterson(11)	28,650	*
Victor S. Schneider(12)	38,850	*
All Directors & Executive Officers as a group (18 persons)	1,227,645	11.2%

*	Reflects ownership of less than 1%.
(1)	The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.
(2)	Percentage of ownership is based on 10,940,161 shares of Company common stock outstanding as of March 27, 2009.
(3)	The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105. This information is based solely upon our review of a Schedule 13G filed by Barclays Global Investors, NA and certain related parties with the Securities and Exchange Commission on or about February 5, 2009, reporting beneficial ownership as of December 31, 2008.
(4)	The address of Palisade Capital Management, L.L.C. is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024. This information is based solely upon our review of Amendment No. 6 to Schedule 13G filed by Palisade Capital Management, L.L.C. with the Securities and Exchange Commission on or about February 11, 2009, reporting beneficial ownership as of December 31, 2008.
(5)	The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue Of The Stars, 2nd Floor, Los Angeles, CA 90067. This information is based solely upon our review of Amendment No. 2 to Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC with the Securities and Exchange Commission on or about February 10, 2009, reporting beneficial ownership as of December 31, 2008.

(6)	Includes 100 shares owned by Mr. Douglas’s wife and a total of 600 shares held in custodial accounts for the benefit of his three children. Also includes 9,320 shares of unvested restricted stock granted to Mr. Douglas on January 30, 2006.
(7)	Mr. Huffman shares voting and investment power for these shares with his wife.
(8)	Mr. Mulherin shares voting and investment power for 1,400 shares with his wife. Includes 222 shares held in a custodial account for the benefit of Mr. Mulherin’s daughter.
(9)	Includes 13,177 shares of unvested restricted stock granted to Mr. West on January 23, 2008.
(10)	Includes 7,124 shares of unvested restricted stock granted to Mr. Jones on May 17, 2006.
(11)	Mr. Peterson shares voting and investment power for 17,000 shares with his wife. Includes 4,660 shares of unvested restricted stock granted to Mr. Peterson on January 30, 2006.
(12)	Includes a total of 200 shares held in custodial accounts for the benefit of Mr. Schneider’s two children. Also includes 4,660 shares of unvested restricted stock granted to Mr. Schneider on January 30, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to us. Based on our review of these reports, we believe that, during the year ended December 31, 2008, all reports were filed on a timely basis by reporting persons except for Christopher L. Fowler, Vice President—Business Management Services, who filed one Form 3 late and one Form 4 late relating to a cashless exercise of 272 options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy for the Review and Approval of Related Person Transactions

We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a policy regarding the review and approval of related person transactions.

In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the Securities and Exchange Commission. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.

Related Person Transactions

We lease our corporate headquarters campus from C.P. Investments, Inc., an Alabama corporation, pursuant to eight separate lease agreements with C.P. Investments. The following four stockholders of C.P. Investments are related persons of CPSI: (i) John Morrissey, and (ii) Ellen M. Harvey, Michael K. Muscat, Jr. and Susan M. Slaton, who are the children of M. Kenny Muscat. Additionally, John Morrissey is an officer and director of C.P. Investments. M. Kenny Muscat is a director of CPSI, John Morrissey was a director of CPSI until May 8, 2008, and Michael K. Muscat, Jr. is an executive officer of CPSI. In 2008, we made total lease payments in the amount of approximately $1,698,000 to C.P. Investments, and we anticipate making lease payments to C.P. Investments in 2009 in the aggregate amount of $1,698,000, subject to annual adjustment based on the Consumer Price Index. The annual rents payable under these leases have been determined by an independent, third-party appraisal firm. The lease agreements provide for a subsequent third-party appraisal of the rental amounts at the conclusion of the fifth year of each lease. Based on the related persons’ ownership interests in C.P. Investments, the approximate dollar amount of each of John Morrissey’s, Ellen M. Harvey’s, Michael K. Muscat, Jr.’s and Susan M. Slaton’s interest in the 2008 lease payments to C.P. Investments was $169,800.

Michael K. Muscat, Jr., the son of M. Kenny Muscat, is an executive officer of the Company, serving as Vice President—Product Development Services. Michael K. Muscat, Jr. received total compensation of $313,401 from the Company during 2008.

Matt Cole, the brother-in-law of W. Austin Mulherin, is employed by the Company as a sales manager. Matt Cole received total compensation of $123,875 from the Company during 2008.

Our lease agreements with C.P. Investments, Inc. have been approved by the Audit Committee. Additionally, the Audit Committee reviewed and approved the compensation of Mr. Muscat and Mr. Cole. Mr. Muscat’s compensation was also reviewed and approved by the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as amended by the Board of Directors on April 1, 2003.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2008.

•

We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

Audit Committee:

Ernest F. Ladd, III, Chairman

William R. Seifert, II

Charles P. Huffman

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2009 is being presented to the stockholders for approval at the annual meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.

General

The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2009. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2004 through December 31, 2008.

It is expected that a representative of Grant Thornton will be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he so desires.

Fees Paid to Grant Thornton LLP

The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees	$489,366	$475,103
Audit-Related Fees	77,870	89,795
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

TOTAL	$567,236	$564,898

Audit Fees.    Audit Fees for the last two years were for professional services rendered by the independent registered public accountants for (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.

Audit-Related Fees.    Audit Related Fees for 2008 and 2007 were for services rendered by the independent registered public accountants for (i) audits of the Company’s employee benefit plans and (ii) examining and reporting on the Company’s design and operating effectiveness of controls related to the Company’s Application Service Provider hosting environment and management of changes to computer programs in accordance with Statement on Auditing Standards No. 70, Service Organizations, as amended. All audit–related services were pre-approved by the Company’s Audit Committee.

Tax Fees.    There were no Tax Fees paid to Grant Thornton in 2008 or 2007.

All Other Fees.    All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. There were no such services in 2008 or 2007.

Pre-Approval Policy

The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is needed to ratify the appointment of independent registered public accountants. Unless instructed to the contrary, the shares represented by the proxies will be voted to approve the ratification of the appointment of independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DEADLINE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders must be received by us by December 7, 2009 to be considered for inclusion in our proxy statement relating to such meeting.

A stockholder must notify us before February 20, 2010 of a proposal for the 2010 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material. If we do not receive such notice prior to February 20, 2010, proxies solicited by our Board of Directors will be deemed to have conferred discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail—Return Receipt Requested, to Computer Programs and Systems, Inc., Attention: Darrell G. West, 6600 Wall Street, Mobile, Alabama 36695.

A COPY OF OUR 2008 ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: DARRELL G. WEST, 6600 WALL STREET, MOBILE, ALABAMA 36695.

0 14475 REVOCABLE PROXY COMPUTER PROGRAMS AND SYSTEMS, INC. 6600 WALL STREET MOBILE, ALABAMA 36695 This Proxy is solicited on behalf of the Board of Directors of Computer Programs and Systems, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 7, 2009, and at any postponements or adjournments thereof (the “Annual Meeting”). The undersigned, being a stockholder of the Company, hereby appoints David A. Dye and J. Boyd Douglas, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions: (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF COMPUTER PROGRAMS AND SYSTEMS, INC. May 7, 2009 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders: The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://www.cpsinet.com/annualmeeting/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following three persons as Class I directors to serve on the Board of Directors until the 2012 annual meeting or until their successors are duly elected and qualified: O William R. Seifert, II O W. Austin Mulherin, III O John C. Johnson 2. To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2009. The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth on the reverse side, and intends that this Proxy shall be effective at the Annual Meeting and at any postponement(s) or adjournment(s) thereof. This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to the Company or its agent, American Stock Transfer & Trust Company, N.A., prior to the date of the Annual Meeting, or by attendance at the Annual Meeting. This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 050709